Page 15 of 21
                                                                     Exhibit 9.1


                  AMENDMENT NO. 2 TO REGISTRATION RIGHTS AGREEMENT


            THIS AMENDMENT NO. 2 TO REGISTRATION RIGHTS AGREEMENT (the "Amendment") dated as of February 28, 1999, is made by and among Regency Realty Corporation, a Florida corporation (the "Company"), Security Capital U.S. Realty, a Luxembourg corporation ("US-REALTY"), Security Capital Holdings S.A., a Luxembourg corporation ("Holdings" and together with US-REALTY, "Security Capital") and the others specified in the definition of "Buyer" under the Company Registration Rights Agreement (as hereinafter defined). Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Company Registration Rights Agreement.

            WHEREAS, the parties hereto entered into a Registration Rights Agreement, dated as of July 10, 1996, as amended by Amendment No. 1 dated as of August 28, 1997 (as amended, the "Company Registration Rights Agreement"), pursuant to which Buyer has certain registration rights in respect of the Registrable Securities;

            WHEREAS, the Company and Pacific Retail Trust, a Maryland real estate investment trust ("Pacific Retail"), entered into an Agreement and Plan of Merger dated as of September 23, 1998 (the "Merger Agreement"), pursuant to which Pacific Retail will merge with and into Regency (the "Merger") simultaneously with the effectiveness of this Amendment;

            WHEREAS, Holdings and Pacific Retail entered into a Registration Rights Agreement dated as of October 20, 1995 and Transfer and Registration Rights Agreements dated as of August 30, 1996, May 14, 1997 and December, 1997 (the "Pacific Retail Registration Rights Agreements");

            WHEREAS, Buyer has certain registration rights pursuant to the Pacific Retail Registration Rights Agreements in respect of the 22,553,019 shares of Company Common Stock to be received by Buyer in the Merger in exchange for its shares of Pacific Retail common stock, par value $.01 per share ("Pacific Retail Common Stock");

            WHEREAS, the parties hereto desire to terminate the Pacific Retail Registration Rights Agreements and amend the Company Registration Rights Agreement so that the registration rights of Buyer under the Company Registration Rights Agreement, as amended hereby, apply to any and all shares of Company Common Stock received by Buyer in the Merger;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Definition of Registrable Securities. The first sentence of subpart (m) of Section 1 of the Company Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:

            "(m) "Registrable Securities" shall mean (i) any and all shares of Company Common Stock acquired by Buyer pursuant to the Stock Purchase Agreement, (ii) any and all securities acquired by Buyer pursuant to Section 4.2 of the Stockholders Agreement or Section 1 of Amendment No.1 to Stockholders Agreement dated as of February 10, 1997 by and among the Company, Holdings and USREALTY, as amended, (iii) any and all shares of Company Common Stock received by Buyer in the Merger in exchange for shares of Pacific Retail Common Stock, and (iv) any securities issued or issuable with respect to any Company Common Stock or other securities referred to in clause (i), (ii) or (iii) by way of conversion, exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise."

            2. Number of Shelf Registrations. The first sentence of subpart (d) of Section 2 of the Company Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:

            "The Company shall be obligated to effect, under this Section 2, a minimum of 12 Shelf Registrations, plus an additional Shelf Registration for each $75,000,000 of shares of Company Common Stock acquired by Buyer from the Company subsequent to the Merger."

            3. Termination of Pacific Retail Registration Rights Agreements. The parties hereto agree that upon effectiveness of this Amendment the Pacific Retail Registration Rights Agreements shall be terminated and of no effect whatsoever.

            4. No Effect on Consistent Terms. All terms of the Company Registration Rights Agreement not inconsistent with this Amendment shall remain in place and in full force and effect, and shall continue to apply to the Company Registration Rights Agreement and to this Amendment. From and after the date hereof, each reference to the Company Registration Rights Agreement in any other instrument or document shall be deemed a reference to the Company Registration Rights Agreement as amended hereby, unless the context otherwise required.

            5. Headings. The headings contained in this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of the Amendment.

            6. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

            IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties hereto as of this 28th day of February, 1999.

                                       SECURITY CAPITAL HOLDINGS S.A.



                                       By:   /s/ Ariel Amir
                                          Name:  Ariel Amir
                                          Title: Vice President


                                       SECURITY CAPITAL U.S. REALTY



                                       By:   /s/ Ariel Amir
                                          Name:  Ariel Amir
                                          Title: Vice President



                                       REGENCY REALTY CORPORATION


                                       By:   /s/ Bruce M. Johnson
                                          Name:  Bruce M. Johnson
                                          Title: Managing Director and
                                                 Executive Vice President